Free Writing Prospectus pursuant to Rule 433 dated November 13, 2025 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS – Opportunities in U.S. Equities

GS Finance Corp.

Trigger Jump Securities with Auto-Callable Feature Based on the Performance of the Common Stock of GE Vernova Inc. due December 4, 2030 Principal At Risk Securities
The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.
You should read the accompanying preliminary pricing supplement dated November 13, 2025 which we refer to herein as the accompanying preliminary		Call observation dates	Call payment dates	Call premium amount
pricing supplement, to better understand the terms and risks of your investment,		December 7, 2026	December 10, 2026	at least 19.40%
including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.		March 1, 2027	March 4, 2027	at least 24.25%
		May 28, 2027	June 3, 2027	at least 29.10%
KEY TERMS		August 30, 2027	September 2, 2027	at least 33.95%
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	November 29, 2027	December 2, 2027	at least 38.80%
Underlying stock:	the common stock of GE Vernova Inc. (current Bloomberg ticker: “GEV UN”)	February 28, 2028	March 2, 2028	at least 43.65%
		May 30, 2028	June 2, 2028	at least 48.50%
Pricing date:	expected to price on or about November 28, 2025	August 28, 2028	August 31, 2028	at least 53.35%
Original issue date:	expected to be December 3, 2025	November 28, 2028	December 1, 2028	at least 58.20%
Call observation dates:	as set forth under “Call observation dates” below	February 28, 2029	March 5, 2029	at least 63.05%
Call payment dates:	as set forth under “Call payment dates” below	May 29, 2029	June 1, 2029	at least 67.90%
Valuation date:	expected to be November 29, 2030	August 28, 2029	August 31, 2029	at least 72.75%
Stated maturity date:	expected to be December 4, 2030	November 28, 2029	December 3, 2029	at least 77.60%
Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

		February 28, 2030	March 5, 2030	at least 82.45%
		May 28, 2030	May 31, 2030	at least 87.30%
		August 28, 2030	September 3, 2030	at least 92.15%

		Hypothetical Payment Amount At Maturity*
		The Securities Have Not Been Automatically Called
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final share price is greater than or equal to the downside threshold price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium amount; or
•
if the final share price is less than the downside threshold price, the product of (i) $1,000 times (ii) the share performance factor

		Hypothetical Final Share Price	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		(as Percentage of Initial Share Price)

		200.000%	197.000%
		150.000%	197.000%
		125.000%	197.000%
		110.000%	197.000%
Initial share price:	the closing price of the underlying stock on the pricing date	105.000%	197.000%
Final share price:	the closing price of the underlying stock on the valuation date	100.000%	197.000%
Downside threshold price:	80.00% of the initial share price	90.000%	197.000%
		85.000%	197.000%
Call premium amount (set on the pricing date):	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below	80.000%	197.000%
		79.999%	79.999%
Maturity date premium amount (set on the pricing date):	at least 97.00%	60.000%	60.000%
		50.000%	50.000%
Share performance factor:	the final share price / the initial share price	30.000%	30.000%
		25.000%	25.000%
CUSIP / ISIN:	40058W2Z8 / US40058W2Z85	0.000%	0.000%
Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	* assumes a maturity date premium amount of 97.00%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the common stock of GE Vernova Inc. The securities may be automatically called on any call observation date.

Your securities will be automatically called if the closing price of the underlying stock on any call observation date is greater than or equal to the initial share price, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, you may lose a significant portion or all of your investment in the notes. You will not participate in any appreciation of the underlying stock.

The securities are for investors who seek a return of between at least 19.40% and at least 97.00%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated November 13, 2025
•
General terms supplement no. 17,744 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Securities Are Subject to Automatic Redemption
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Price of the Underlying Stock at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪
We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪
You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Stock

▪
The Underlying Stock Has a Very Limited Trading History

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Securities are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Index Stocks, There is No Affiliation Between the Underlier Issuer of Such Index Stock and Us

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock (including historical closing prices of the underlying stock), the terms of the securities and certain risks.